Exhibit 99.1

Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN REPORTS FIRST QUARTER 2009 RESULTS
NET SALES INCREASE 3% OVERALL WITH A 13% RISE IN AEROSPACE SALES
EARNINGS PER SHARE OF $0.21 VS. $0.35 IMPACTED BY SALES DECLINE IN DISTRIBUTION

BLOOMFIELD, Connecticut (May 11, 2009) – Kaman Corp. (NASDAQ:KAMN) today reported financial results for the first quarter ended April 3, 2009.

Net earnings for the first quarter of 2009 were $5.4 million, or $0.21 per share diluted, compared to $8.9 million, or $0.35 per share diluted, in the first quarter of 2008. Net sales for the first quarter of 2009 were $294.0 million compared to $285.8 million in the first quarter of 2008.

Neal J. Keating, Chairman, President and Chief Executive Officer, said, “Our performance in the first quarter reflects the benefits of our business diversification.  Stability in our Aerospace Group, driven by our involvement in secure long-term military programs, helped to counterbalance the challenging conditions facing the industrial distribution marketplace. Against this backdrop, we continued to grow our sales, manage our costs and execute against our long-term operating plan.  However, the quarter was not without challenges, as the industrial distribution market continued to deteriorate during the quarter, which, combined with costs of implementing expense reduction initiatives, acquisitions, and other investments in the business, led to a significant decline in profitability. In addition, the performance of our Precision Products business was disappointing due to delays in Joint Programmable Fuze (JPF) shipments from the first quarter into the second and third quarters of 2009. ”

T. Jack Cahill, President of Kaman Industrial Technologies (KIT) added, “The impact of the current economic environment is being felt industry-wide, and KIT is no exception.  The market softness we experienced at the end of 2008 continued in the first quarter of 2009.  In response, we have taken a number of actions to reduce our operating costs, scale the business to match the marketplace conditions and protect profitability, with the costs of some of these steps affecting segment performance during the period.  Despite the decline in the overall market, KIT continues to gain market share, as customers look to work with a partner having the geographic presence, product breadth and financial stability to meet their needs.  We remain active in pursuing national accounts and renewed a number of relationships during the period, a testament in these uncertain times to our customers’ perception of the value provided by our services.”

 “Overall, the Aerospace Group turned in a solid quarter,” said Kaman Aerospace Group President Gregory L. Steiner.  “Results were driven by continued strong execution at our Jacksonville facility and performance within the Helicopters segment that exceeded our expectations.  We also began to see the positive impact of our efforts at our Wichita facility, with results improving versus a year ago, as well as continued progress in the integration of Brookhouse Holdings into our operations.  Although performance in Precision Products was affected by a delay in the timing of JPF shipments, overall the program continues to perform well and we continue to expect to begin shipping orders under Option 5 of the contract in the second quarter of this year.  Performance within the Specialty Bearings business flattened relative to the year ago period, reflecting the impact of a stronger dollar and this segment’s greater exposure to the commercial aerospace cycle, but the business remains a leader in its marketplace with opportunities for growth going forward.”

“Kaman Reports First Quarter 2009 Results”
May 11, 2009

Senior Vice President and Chief Financial Officer, William C. Denninger commented, “We opened 2009 aggressively managing our cost base and demonstrating excellent cash flow improvement with free cash flow* $39.5 million favorable to last year’s first quarter.  Our focus is on ensuring that we have ample liquidity to navigate the current market conditions and invest in our business for the longer term. To that end, we were pleased that during April Standard & Poors reaffirmed our investment grade credit rating.  We’ve begun 2009 with the financial flexibility necessary to both fund our operations and act on strategic acquisition and other growth opportunities.”

Segment reports follow:

Industrial Distribution segment operating income for the first quarter of 2009 was $2.8 million, compared to $9.1 million in the first quarter of 2008.  Segment sales were $176.9 million in the first quarter of 2009, compared to $182.2 million in the first quarter of 2008.  Acquisitions made during 2008 contributed $14.1 million in sales during the quarter, but at a lower profit rate than our base business.  The decrease in sales is due to the slowing industrial market and uncertain economy that the business began experiencing during the fourth quarter of 2008.  This slowing resulted in a severe decline in sales to OEM (original equipment manufacturer) customers and softness in sales to MRO (maintenance, repair and operations) customers.  On a same days sales basis, organic sales for the quarter were down 14.7%.  The decrease in operating income is a result of lower sales volume, the negative leverage from the lower sales volume and costs of $0.5 million recognized in the quarter related to cost reduction initiatives.

Aerospace:  The four Aerospace businesses generated operating income for the first quarter of 2009 of $15.3 million, compared to $14.6 million for the first quarter of 2008; and sales of $117.1 million and $103.6 million, respectively, for the same periods.

Specialty Bearings operating income for the first quarter of 2009 was $11.9 million, compared to $13.0 million in the first quarter of 2008.  Sales were $35.8 million in the first quarter of 2009, compared to $36.1 million in the first quarter of 2008.   Sales were flat as compared to the prior period due to a stronger U.S. dollar, lingering effects of the Boeing strike and softening demand in the commercial aerospace market, partially offset by strong military program sales.  The decrease in operating income primarily reflects the flat sales volume and resultant slightly negative leverage.

Precision Products operating income for the first quarter of 2009 was $0.3 million, compared to $1.8 million in the first quarter of 2008.  Segment sales were $20.7 million for the first quarter of 2009, compared to $24.1 million in the first quarter of 2008.  The decrease in sales occurred primarily as a result of the absence of $4.1 million in sales recorded in the first quarter of 2008 associated with programs that did not recur in 2009.  Total operating income decreased primarily due to these lower sales, offset somewhat by higher foreign military sales of the JPF fuze.  In addition, several delivery delays of product resulted in missed revenue in the first quarter totaling approximately $11 million that is now expected to be recognized in the second quarter.

Helicopters operating income for the first quarter of 2009 was $1.7 million, compared to $0.9 million for the first quarter of 2008.  Segment sales were $16.4 million for the first quarter of 2009 compared to $14.6 million for the first quarter of 2008. Sales increased due to higher revenue from the Egypt maintenance and upgrade program, SH-2G spares, and Sikorsky subcontract work.  These sales were partially offset by the loss of revenue from the SH-2G(A) program with Australia, which was terminated in 2008.  Operating income increased primarily due to the higher sales volume.

“Kaman Reports First Quarter 2009 Results”
May 11, 2009

Aerostructures operating income for the first quarter of 2009 was $1.5 million, compared to an operating loss of $1.0 million for the first quarter of 2008.  Segment sales were $44.3 million in the first quarter of 2009, compared to $28.8 million for the first quarter of 2008. The growth in net sales was primarily due to the addition of sales from the company’s U.K. operations, which were acquired during the second quarter of 2008.  Also contributing to the sales increase were higher production levels and increased shipments to Sikorsky for the BLACK HAWK cockpit program and increased military sales. The improvement in operating results is primarily a result of lower levels of expenses at the company’s Wichita facility in 2009 as compared to 2008.

Mr. Keating concluded, “Going forward, our primary focus is on managing through the current economic environment while continuing to execute on our operating strategy and take advantage of growth opportunities in the marketplace as they arise.  We continue to make good progress on the JPF, and indications are that the changes made in Wichita will lead to significantly improved operational results this year. At KIT, we reacted quickly to the deterioration in the market that began to affect our business during the fourth quarter, and believe that we have taken the appropriate steps to profitably navigate this business through the current economic slowdown. Overall, our results reflect the initiatives that we have taken to manage costs, maximize revenue, and invest in the business with a focus on making sure we are well positioned when the economy begins to recover.”

Please see the MD&A section of the company’s SEC Form 10-Q filed concurrent with the issuance of this release for greater detail on the quarter’s results and various company programs.

The company held its annual meeting of shareholders on April 15, 2009. At that meeting, shareholders elected three directors E. Reeves Callaway III, Karen M. Garrison and A. William Higgins each to a term expiring in 2012.  This is in addition to six other directors whose terms extended beyond this meeting. Shareholders also ratified the company's appointment of KPMG LLP as its independent registered public accounting firm.

A conference call has been scheduled for tomorrow, May 12, 2009 at 8:30 AM EDT.  Listeners may access the call live over the Internet through a link on the home page of the company’s website at http://www.kaman.com.  Management may provide exhibits to the conference call and these will be available through the Internet link provided above.

Non-GAAP Measure Disclosure
Management believes that the non-GAAP (Generally Accepted Accounting Principles) measure (indicated by an asterisk *) used in this release provides investors with important perspectives into the company’s ongoing business performance.  The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures.  Other companies may define the measures differently.  The following definitions are provided:

Free Cash Flow – Free cash flow is defined as GAAP “Net cash provided by (used in) operating activities” less “Expenditures for property plant & equipment”.  Management believes free cash flow provides investors with an important perspective on the cash available for dividends to shareholders, debt repayment, and acquisitions after making capital investments required to support ongoing business operations and long-term value creation.  Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt.

“Kaman Reports First Quarter 2009 Results”
May 11, 2009

Management uses free cash flow internally to assess both business performance and overall liquidity.  The following table illustrates the calculation of free cash flow using  “net cash used in operating activities” and “expenditures for property plant & equipment”, GAAP measures from the cash flow statement on Page 8 (in thousands):

	For the Three Months Ended

	April 3, 2009	March 28, 2008

Net cash provided by (used in) operating activities	$(3,975)	$(43,340)
Expenditures for property, plant & equipment	(2,157)	(2,334)
Free Cash Flow	$(6,132)	$(45,674)

Kaman Corp., headquartered in Bloomfield, Conn. conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safing and arming solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company’s SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters. Kaman is also one of the nation’s leading industrial distribution companies for power transmission, motion control, material handling and electrical components from nearly two hundred locations throughout North America.

Forward-Looking Statements
This release may contain forward-looking information relating to the company's business and prospects, including the Aerospace and Industrial Distribution businesses, operating cash flow, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; 2) political conditions in countries where the company does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) domestic and foreign economic and competitive conditions in markets served by the company, particularly the defense, commercial aviation and industrial production markets; 5) risks associated with successful implementation and ramp up of significant new programs; 6) management's success in resolving operational issues at the Aerostructures Wichita facility; 7) successful negotiation of the Sikorsky Canadian MH-92  program; 8) successful resale of the aircraft, equipment and spare parts obtained in connection with the Australia  SH-2G (A) program termination;  9) receipt and successful execution of production orders for the JPF U.S. government contract, including the exercise of all contract options, successful negotiation of price increases with the U.S. government, and receipt of orders from allied militaries, as all have been assumed in connection with goodwill impairment evaluations; 10) satisfactory resolution of the company’s litigation with the U.S. Army procurement agency relating to the FMU-143 program; 11) continued support of the existing K-MAX helicopter fleet, including sale of existing K-MAX spare parts inventory; 12) cost growth in connection with environmental remediation activities at the Bloomfield, Moosup and New Hartford, CT facilities and our recently acquired Brookhouse facilities; 13) profitable integration of acquired businesses into the company's operations; 14) changes in supplier sales or vendor incentive policies; 15) the effects of price increases or decreases; 16) pension plan assumptions and future contributions; 17) future levels of indebtedness and capital expenditures; 18) continued availability of raw materials and other commodities in adequate supplies and the effect of increased costs therefor; 19) the effects of currency exchange rates and foreign competition on future operations; 20) changes in laws and regulations, taxes, interest rates, inflation rates, general business conditions and other factors;  21) future repurchases and/or issuances of common stock; and 22) other risks and uncertainties set forth in the company's annual, quarterly and current reports, and proxy statements. Any forward-looking information provided in this release should be considered with these factors in mind. The company assumes no obligation to update any forward-looking statements contained in this release.
###
Contact: Eric Remington
Vice President, Investor Relations
(860) 243-6334
Eric.Remington@kaman.com

“Kaman Reports First Quarter 2009 Results”
May 11, 2009

A summary of segment information follows:
Summary of Segment Information
(In thousands)

	For the three months ended
	April 3,	March 28,
	2009 (1)	2008 (1)
Net sales:
Industrial Distribution	$176,906	$182,165
Aerospace	117,129	103,616
Net sales	$294,035	$285,781

Operating income:
Industrial Distribution	$2,779	$9,073
Aerospace	15,297	14,616
Net gain (loss) on sale of assets	93	(110)
Corporate expense (2)	(8,766)	(9,796)
Operating income	$9,403	$13,783

Aerospace Segment Detail
Net sales:
Specialty Bearings	$35,767	$36,079
Precision Products	20,686	24,130
Helicopters	16,364	14,614
Aerostructures	44,312	28,793
Subtotal Aerospace	$117,129	$103,616

Operating income (loss):
Specialty Bearings	$11,912	$12,968
Precision Products	253	1,805
Helicopters	1,672	858
Aerostructures	1,460	(1,015)
Subtotal Aerospace Segments	$15,297	$14,616

(1) The company has a calendar year-end; however, its first three fiscal quarters follow a 13-week convention, with each quarter ending on a Friday.  The first quarters of 2009 and 2008 ended on April 3, 2009 and March 28, 2008 respectively.
(2) The decrease in corporate expenses was driven by the absence of settlement expenses related to our supplemental employees’ retirement plan and a reduction in expense for incentive compensation plans. These decreases were partially offset by an increase in expense related to our qualified pension plan.

“Kaman Reports First Quarter 2009 Results”
May 11, 2009

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)

	For the Three Months Ended
	April 3,	March 28,
	2009	2008

Net sales	$294,035	$285,781
Cost of sales	216,340	209,190
Gross profit	77,695	76,591

Selling, general and administrative expenses	68,385	62,698
Net (gain)/loss on sale of assets	(93)	110
Operating income	9,403	13,783
Interest expense (income), net	1,104	(1)
Other expense, net	202	141

Earnings before income taxes	8,097	13,643
Income tax expense	2,721	4,775
Net earnings	$5,376	$8,868

Net earnings per share:
Basic net earnings per share	$0.21	$0.35
Diluted net earnings per share	$0.21	$0.35

Average shares outstanding:
Basic	25,534	25,205
Diluted	25,598	25,391

Dividends declared per share	$0.14	$0.14

“Kaman Reports First Quarter 2009 Results”
May 11, 2009

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands except share amounts)

	April 3,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$11,000	$8,161
Accounts receivable, net	146,420	173,847
Inventories	306,347	255,817
Deferred income taxes	26,049	23,851
Income taxes receivable	1,068	3,450
Other current assets	20,967	21,390
Total current assets	511,851	486,516
Property, plant and equipment, net	78,545	79,476
Goodwill	84,168	83,594
Other intangibles assets, net	28,079	28,211
Deferred income taxes	70,601	71,926
Other assets	13,072	12,890
Total assets	$786,316	$762,613

Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable	$1,443	$1,241
Current portion of long-term debt	5,000	5,000
Accounts payable – trade	80,914	84,059
Accrued salaries and wages	16,640	21,104
Accrued pension costs	5,874	5,878
Accrued contract losses	3,677	9,714
Advances on contracts	1,739	10,612
Other accruals and payables	39,937	39,467
Income taxes payable	1,597	1,464
Total current liabilities	156,821	178,539
Long-term debt, excluding current portion	100,270	87,924
Deferred income taxes	7,934	7,926
Underfunded pension	169,630	168,148
Due to Commonwealth of Australia	28,293	-
Other long-term liabilities	46,424	45,805
Commitments and contingencies
Shareholders' equity:
Capital stock, $1 par value per share:
Preferred stock, 200,000 shares authorized; none outstanding	-	-
Common stock, 50,000,000 shares authorized, 25,641,231 and 25,514,525
shares issued, respectively	25,641	25,515
Additional paid-in capital	86,367	85,073
Retained earnings	285,582	283,789
Accumulated other comprehensive income (loss)	(120,088)	(119,658)
Less 50,476 and 43,907 shares of common stock, respectively,
held in treasury, at cost	(558)	(448)
Total shareholders’ equity	276,944	274,271
Total liabilities and shareholders’ equity	$786,316	$762,613

“Kaman Reports First Quarter 2009 Results”
May 11, 2009

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)

	For the Three Months Ended
	April 3,	March 28,
	2009	2008
Cash flows from operating activities:
Net earnings	$5,376	$8,868
Adjustments to reconcile net earnings to
net cash provided by (used in) operating activities:
Depreciation and amortization	3,837	2,585
Change in allowance for doubtful accounts	186	(67)
Net (gain) loss on sale of assets	(93)	110
Non-cash loss on derivative instruments	1	-
Stock compensation expense	839	332
Excess tax benefits from share-based compensation arrangements	73	(107)
Deferred income taxes	(338)	867
Changes in assets and liabilities, excluding effects of acquisitions/divestures:
Accounts receivable, net	(13,530)	(22,151)
Inventories	1,280	(17,017)
Income tax receivable	2,382	-
Other current assets	390	(1,521)
Accounts payable - trade	(3,864)	4,731
Accrued contract losses	36	2,047
Advances on contracts	(343)	547
Accrued expenses and payables	(3,052)	(9,243)
Income taxes payable	119	(9,820)
Pension liabilities	2,193	(3,117)
Other long-term liabilities	533	(384)
Cash provided by (used in) operating activities	(3,975)	(43,340)

Cash flows from investing activities:
Proceeds from sale of assets	10	36
Expenditures for property, plant & equipment	(2,157)	(2,334)
Acquisition of businesses including earn out adjustment, net of cash	(549)	(118)
Other, net	77	(804)
Cash provided by (used in) investing activities	(2,619)	(3,220)

Cash flows from financing activities:
Net borrowings (repayments) under revolving credit agreements	13,817	1,571
Debt repayment	(1,250)	-
Net change in book overdraft	607	264
Proceeds from employee stock plan transactions	495	2,191
Dividends paid	(3,765)	(3,520)
Windfall tax benefit	(73)	107
Other	(191)	310
Cash provided by (used in) financing activities	9,640	923

Net increase (decrease) in cash and cash equivalents	3,046	(45,637)
Effect of exchange rate changes on cash and cash equivalents	(207)	88
Cash and cash equivalents at beginning of period	8,161	73,898
Cash and cash equivalents at end of period	$11,000	$28,349